Exhibit (l)

1900 K Street, NW
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

March 11, 2026

Sound Point Alternative Income Fund

One Glenlake Parkway, Suite 1045
Atlanta, GA 30328

Re:          Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Sound Point Alternative Income Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of the Fund’s registration statement on Form N-2 (File No. 333-281320) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 7, 2024, and Amendments No. 1 and 2 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the proposed issuance of the Fund’s common shares of beneficial interest (the “Shares”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Trust of the Fund and Certificate of Amendment of Certificate of Trust;

(iii)	the Declaration of Trust;

(iv)	the Bylaws of the Fund;

March 11, 2026

(v)	resolutions of the board of trustees of the Fund relating to, among other things, the authorization and issuance of the Shares; and

(vi)	a Certificate of Good Standing issued by the Delaware Secretary of State.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, trustees and representatives of the Fund.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Fund).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when the Shares are issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware Statutory Trust Act and judicial interpretations thereof.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP